MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
                     PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Lucas Publications, Inc., of our report dated September 15, 2008 on our audit of the financial statements of Lucas Publications, Inc. as of June 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2008 and since inception on March 11, 2008 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
October 8, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501